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                                                                    EXHIBIT 10.2

                   AMENDED AND RESTATED TAX SHARING AGREEMENT

         TAX SHARING AGREEMENT (the "Agreement") entered into as of June 24, 1992, by and among MAFCO HOLDINGS, Inc., a Delaware corporation ("Parent"), REVLON HOLDINGS INC., a Delaware corporation ("Holdings"), REVLON, INC., a Delaware corporation ("Public Co."), REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation ("Operating Co.") and the Subsidiaries (as hereinafter defined) of Public Co. that are signatories hereto (including the entities which become parties hereto pursuant to Paragraph 20 hereof) as amended and restated as of January 1, 2001. Public Co. and its Subsidiaries (including Operating Co.) are hereinafter sometimes referred to as the "Public Co. Group," and Parent and its subsidiaries are hereinafter sometimes referred to as the "Parent Group."

         WHEREAS Parent, Holdings, Public Co. and the Subsidiaries of Public Co. desire, to the extent permitted by the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, (the "Treasury Regulations"), to be included in the filing of consolidated Federal income tax returns on behalf of the Parent Group;

         WHEREAS Parent, Holdings and the Public Co. Group wish to allocate and settle among themselves in an equitable manner the consolidated Federal income tax liability of the Parent Group;


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         WHEREAS Parent, Holdings, Public Co. and the Subsidiaries of Public Co.
desire to participate, to the extent permitted by applicable state or local law, in combined state or local income tax returns (which shall be deemed for all purposes of this Agreement to include any consolidated state or local tax return) if so requested by Parent or any Subsidiary of Parent and to allocate and settle among themselves in an equitable manner the state or local income tax liability shown on such combined returns; and

         WHEREAS, Public Co., and its Subsidiaries desire to be indemnified by Parent with respect to certain tax liabilities, and Parent is willing to so indemnify Public Co. and each of the Subsidiaries of Public Co.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

                  1. Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

                  (a) "Taxable Period" shall mean any taxable year or portion thereof beginning on or after January 1, 1992 with respect to which a consolidated Federal income tax return is filed on behalf of the Parent Group which includes Public Co. or (in the case of any combined state or local return) any such taxable year with respect to which a combined state or local income tax return is filed by Parent or any Subsidiary of Parent (other than Public Co. or any Subsidiary of Public Co.) which includes Public Co. or any Subsidiary of Public Co.

                  (b) "Public Co. Group's Federal Taxable Income" for a Taxable Period shall mean the consolidated Federal taxable income (including, for all purposes of this Agreement, alternative minimum taxable income) for such Taxable Period



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         that the Public Co. Group would have reported if it had not been included in the consolidated Federal income tax return filed for the Parent Group with respect to such Taxable Period but instead had filed its own consolidated return with all of its Subsidiaries for such Taxable Period; provided, however, that in computing such taxable income, the Public Co. Group shall not take into account any amounts paid or payable by Parent or Holdings to Public Co. under Paragraphs 2 or 6 hereof or by Parent to Public Co. or any Subsidiary of Public Co. under Paragraph 8 hereof. In computing such taxable income, the Public Co. Group shall be entitled to take into account deductions and credits attributable to the carryover or carryback of any losses or credits of Public Co. or any of the Subsidiaries of Public Co., but only to the extent that such losses or credits arose in a Taxable Period and after taking into account any limitations on the use of such losses and credits imposed pursuant to Sections 172, 382, 383, 384, 904 or 1212 of the Code or by Treasury Regulations ss.ss.1.1502-15, 1.1502-20, 1.1502-21 or 1.1502-22. In addition, to the extent that items attributable to the expenses reflected as "Restructuring Charges" in the Consolidated Statements of Operations of Public Co. for the periods ended December 31, 1991 and March 31, 1992, as set forth in the Registration Statement on Form S-1 in the form filed with the Securities and Exchange Commission on May 22, 1992 in connection with the public offering of the stock of Public Co., are deductible for Federal income tax purposes for any period beginning on or after January 1, 1992 but are not otherwise deductible by Operating Co. or its Subsidiaries in a Taxable Period,



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         such items shall be deducted by Operating Co. in computing such taxable income for the first Taxable Period.

                  (c) "Public Co. Group's Federal Tax" for a Taxable Period shall mean the consolidated Federal income tax liability or, if applicable, the consolidated Federal alternative minimum tax liability for such Taxable Period that the Public Co. Group would have incurred if it had not been included in the consolidated Federal income tax return filed for the Parent Group with respect to such Taxable Period, but had instead filed its own consolidated return for such Taxable Period. In computing such tax liability for any Taxable Period, the Public Co. Group shall not take into account any amounts paid or payable by Parent or Holdings to Public Co. under Paragraphs 2 or 6 hereof or paid or payable by Parent to Public Co. or any Subsidiary of Public Co. under Paragraph 8 hereof. In computing such tax liability the Public Co. Group shall be entitled to take into account deductions and credits attributable to the carryover or carryback of any losses or credits of Public Co. or any of the Subsidiaries of Public Co., but only to the extent that such losses or credits arose in a Taxable Period and after taking into account any limitations on the use of such losses and credits imposed pursuant to Sections 172, 382, 383, 384, 904 or 1212 of the Code or by Treasury Regulations ss.ss.1.1502-15, 1.1502-20, 1.1502-21 or 1.1502-22. In addition, to the extent that items attributable to the expenses reflected as "Restructuring Charges" in the Consolidated Statements of Operations of Public Co. for the periods ended December 31, 1991 and March 31, 1992, as set forth in the Registration Statement on Form S-1 in the form filed with the Securities and Exchange Commission on May 22, 1992 in connection



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         with the public offering of the stock of Public Co., are deductible for
         Federal income tax purposes for any period beginning on or after January 1, 1992 but are not otherwise deductible by the Operating Co.
         or its Subsidiaries in a Taxable Period, such items shall be deducted by Operating Co. in computing such tax liability for the first Taxable Period. If the computation of the Public Co. Group's Federal Tax does not result in a positive number, the Public Co. Group's Federal Tax shall be deemed to be zero.

                  (d) "Public Co. Group's State and Local Taxable Income" shall mean the state and local taxable income, computed in a manner consistent with the computation of the Public Co. Group's Federal Taxable Income, as defined above, that Public Co. and/or any of its Subsidiaries would have reported with respect to each state or local taxing jurisdiction for any Taxable Period for which Public Co. and/or any such Subsidiary of Public Co. participates, with Parent or any Subsidiary of Parent (other than Public Co. or any of its Subsidiaries), in the filing of a combined state or local income tax return with such jurisdiction if Public Co. and/or any such Subsidiary of Public Co. had filed with each such jurisdiction either a separate return (in a case where only one member of the Public Co. Group joins in the filing of such combined return) or a combined return including only those members of the Public Co. Group actually joining in such combined return (in a case where more than one member of the Public Co. Group joins in the filing of such combined return). In addition, to the extent that items attributable to the expenses reflected as "Restructuring Charges" in the Consolidated Statements of Operations of Public Co. for the periods ended December 31, 1991 and March 31,



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         1992, as set forth in the Registration Statement on Form S-1 in the form filed with the Securities and Exchange Commission on May 22, 1992 in connection with the public offering of the stock of Public Co., are deductible for relevant state or local income tax purposes for any period beginning on or after January 1, 1992 but are not otherwise deductible by Operating Co. or one of its Subsidiaries in a Taxable Period, such items shall be deducted by Operating Co. or one of its Subsidiaries, as appropriate, in computing such taxable income for the first Taxable Period.

                  (e) "Public Co. Group's State and Local Tax" shall mean the aggregate state and local income tax, computed in a manner consistent with the computation of the Public Co. Group's Federal Tax, as defined above, that Public Co. and/or any of its Subsidiaries would have incurred with respect to each relevant state and local taxing jurisdiction for any Taxable Period for which Public Co. and/or any such Subsidiary participates with Parent or any Subsidiary of Parent (other than Public Co. or any of its Subsidiaries) in the filing of a combined state or local income tax return with such jurisdiction if Public Co. and/or any such Subsidiary of Public Co. had filed with such jurisdiction either a separate return (in a case where only one member of the Public Co. Group joins in the filing of such combined return) or a combined return (in a case where more than one member of the Public Co. Group joins in the filing of such combined return). In addition, to the extent that items attributable to the expenses reflected as "Restructuring Charges" in the Consolidated Statements of Operations of Public Co. for the periods ended December 31, 1991 and March 31, 1992, as set forth in the Registration Statement on Form S-1 in the form filed with the Securities and



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         Exchange Commission on May 22, 1992 in connections with the public offering of the stock of Public Co., are deductible for relevant state or local income tax purposes for any period beginning on or after January 1, 1992 but are not otherwise deductible by Operating Co. or one of its Subsidiaries in a Taxable period, such items shall be deducted by Operating Co. or one of its Subsidiaries in computing such tax liability for the first Taxable Period.

                  (f) "Estimated Tax Payments" shall mean for a Taxable Period the aggregate payments for such Taxable Period provided in Paragraph 3 hereof.

                  (g) "Final Determination" shall mean a closing agreement with the Internal Revenue Service or the relevant state or local taxing authorities, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state or local tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

                  (h) "Subsidiary" as to any entity (the parent corporation) shall mean a corporation that would be an includible corporation in an affiliated group of corporations of which the parent corporation would be the common parent, all within the meaning attributable to such terms in Section 1504 of the Code and Treasury Regulations thereunder.

                  2.  Payments between Holdings and Public Co.

                  (a) For each Taxable Period, Public Co. shall pay to Holdings an amount equal to the excess, if any, of the Public Co. Group's Federal Tax for such Taxable Period over the aggregate amount of the Public Co. Group's Estimated



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         Tax Payments actually made to Holdings with respect to Federal income taxes for such Taxable Period. If the aggregate amount of the Public Co. Group's Estimated Tax Payments actually made to Holdings with respect to Federal income taxes for such Taxable Period exceeds the Public Co. Group's Federal Tax for such Taxable Period, Holdings shall pay to Public Co. an amount equal to such excess.

                  (b) For each Taxable Period with respect to which Public Co. or any of its Subsidiaries participates in the filing of any combined state or local income tax return with Parent or any Subsidiary of Parent (other than Public Co. or any of its Subsidiaries), Public Co. shall pay to Holdings an amount equal to the excess, if any, of the Public Co. Group's State and Local Tax for such period the aggregate amount of the Public Co. Group's over the aggregate amount of the Public Co. Group's Estimated Tax Payments actually made to Holdings with respect to such state or local income tax for such period. If the aggregate amount of the Public Co. Group's Estimated tax payments actually made to Holdings with respect to such state and local income tax for such period exceeds the Public Co. Group's State and Local Tax for such period, Holdings shall pay to Public Co. an amount equal to such excess.

                  3.  Estimate Tax Payments.

                  (a) For every Taxable Period, Public Co. shall pay to Holdings, no later than the tenth day of each of the fourth, sixth, ninth and twelfth months of such Taxable Period, the amount of estimated Federal income taxes that the Public Co. Group would have been required to pay on or before the fifteenth day of each



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         month if Public Co. were filing a consolidated Federal income tax return for such Taxable Period for an affiliated group of corporations of which Public Co. was the common parent and that consisted only of the members of the Public Co. Group. Such estimated Federal income tax liability shall be determined consistent with the calculation of the Public Co. Group's Federal Tax and shall reflect estimated taxable income projected for three, six, nine and twelve months, respectively.

                  (b) For every Taxable Period with respect to which one or more members of the Public Co. Group participates in the filing of a combined state or local income tax return with Parent or any Subsidiary of Parent (other than Public Co. or any of its Subsidiaries), Public Co. shall pay to Holdings, no later than the fifth day prior to the date an estimated state or local payment is due, the amount of estimated taxes that Public Co. or any such Subsidiary of Public Co. would have been required to pay if Public Co. or any such Subsidiary of Public Co. had filed for such period either a separate return (in the case where only one member of the Public Co. Group joins in the filing of such combined return) or a combined return (in a case where more than one member of the Public Co. Group joins in the filing of such combined return). Such estimated state or local income tax liability shall be determined consistent with the calculation of the Public Co. Group's State and Local Tax.

                  4.  Time and Form of Payment.

                  (a) Payments between Public Co. and Holdings pursuant to Paragraph 2 hereof shall be made no later than the fifth day prior to the due date of the Parent



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         Group's consolidated Federal income tax return or any relevant combined state or local income tax return for the period for which such a payment is due. If the due date for any such return is extended, any amounts due at the time of filing a request for extension of time to file shall be paid on an estimated basis. No later than five (5) days prior to the extended due date for such return for such Taxable period, Public Co.'s payment shall be recalculated, and any difference between
         (i) the tax liability of the Public Co. Group to be reflected on such return and (ii) all of Public Co.'s prior estimated payments with respect to such Taxable Period shall be paid by such fifth day to the party entitled thereto, with interest from the original due date at the relevant statutory rate.

                  (b) Each of the Subsidiaries of Operating Co. agrees to pay to Operating Co. an amount equal to its liability for Federal, state and local income taxes (including estimated taxes), if any; such liability to be determined as if such Subsidiary had not been included in the consolidated income tax return for the Parent Group with respect to such Taxable Period but had instead filed its own separate return for such Taxable Period but otherwise calculated in accordance with the principles of Paragraphs 1(c), 1(e), 3(a) and 3(b) hereof, no later than one business day prior to the date upon which the relevant payment by Operating Co. to Public Co. is required to be made under the terms hereof or, if no such payment by Operating Co. is required to be made hereunder, not later than one business day prior to the due date of the Parent Group's consolidated Federal income tax return or any relevant combined state or local income tax return (or the relevant due date for the payment of Estimated Taxes), as the case may be, for such



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         Taxable Period. Operating Co. agrees to pay Public Co. its share, if any, of each of the items of Public Co. Group's Federal Tax and Public Co. Group's State and Local Tax and of payments of Estimated Tax, each such share to be determined in accordance with the principles of Paragraphs 1(c), 1(e), 3(a) and 3(b) hereof as if Operating Co. had not been included in the consolidated income tax return for the Parent Group with respect to such Taxable Period but had instead filed its own consolidated return for such Taxable Period, no later than one business day prior to the date upon which the relevant payment by Public Co. is required to be made under the terms hereof. Public Co. agrees to pay to Operating Co. its share of any payment received by Public Co. from Parent or Holdings pursuant to this Agreement and Operating Co. agrees to pay to each Subsidiary of Operating Co. its share of any payment received by Operating Co. from Public Co. pursuant to this Agreement, in each case, each such share to be determined in accordance with the principles of Paragraphs 1(c), 1(e), 3(a) and 3(b) hereof as if Operating Co. or such Subsidiary of Operating Co., as the case may be, had not been included in the consolidated income tax return for the Parent Group with respect to such Taxable Period but had instead filed its own consolidated return for such Taxable Period, as promptly as practicable following the receipt of any such payment and the determination of such share.

                  5. Restricted Payments. Notwithstanding any other provision of this Agreement, in no event shall any payment be made by Operating Co. to Public Co. pursuant to this Agreement to the extent that and for so long as such payment is prohibited under or is inconsistent with the terms of that certain Credit Agreement dated



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as of June 24, 1992, among Operating Co., the lenders that are parties thereto, the Chase Manhattan Bank, N.A., Chemical Bank and Citibank, N.A., as Managing Agents for the lenders, and Chemical Bank, as Administrative Agent, and any credit agreement resulting from the refinancing of such Agreement (any such agreement and refinancing agreement shall be referred to as the "Credit Agreement"). To the extent that and for so long as any such payment by Operating Co. to Public Co. is prohibited, Public Co. shall not be required to make the corresponding payments to Holdings; provided that Public Co. shall be liable to pay over such amount promptly upon termination of such prohibition.

                  6.  Adjustments.

                  (a) Redeterminations of Tax Liability. In the event of any redetermination of the consolidated Federal income tax liability of the Parent Group for any Taxable Period (or of the combined state or local income tax liability for any Taxable Period for which a combined return is filed) as the result of an audit by the Internal Revenue Service (or the relevant state or local taxing authorities), a claim for refund or otherwise, the Public Co. Group's Federal Tax (or the Public Co. Group's State or Local Tax) shall be recomputed for such Taxable Period and any prior and subsequent Taxable Periods to take into account such redetermination, and payments due pursuant to Paragraph 2 hereof shall be appropriately adjusted. Any payment between Public Co. and Holdings required by such adjustment shall be paid within seven (7) days after the date of a Final Determination with respect to such redetermination or as soon as such adjustment



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         can practicably be calculated, if later, together with interest for the period at the rate provided for in the relevant statute.

                  (b) Refund of Tax Sharing Payment. In the event that the calculation of the Public Co. Group's Federal Taxable Income (or the Public Co. Group's State and Local Taxable Income) for any Taxable Period results in a loss, such loss may be carried back and deducted in calculating the Public Co. Group's Federal Tax (or the Public Co. Group's State and Local Tax) only for prior Taxable Periods in the same manner as it would have been carried back and deducted had it constituted a net operating loss deduction under Section 172 of the Code or a net capital loss deduction under Section 1212 of the Code (or in the case of state and local tax, under applicable state or local provisions), as such provisions would have been applied to a consolidated (or combined) return filed with respect to Public Co. Group (or one or more members thereof), but after taking into account any limitation on the use of such loss imposed pursuant to Section 382, 383 or 384 of the Code or Treasury Regulation Sections 1.1502-15, 1.1502-20, 1.1502-21 and 1.1502-22 (or with respect to state and local tax, applicable state or local provisions). In such case the Public Co. Group's Federal Tax (or the Public Co. Group's State and Local Tax) shall be recomputed for the Taxable Period or Periods to which such loss is carried and for any subsequent Taxable Periods to take into account the deductions of such loss, and payments made pursuant to Paragraph 2 hereof shall be appropriately adjusted. In the case of any carryback of a loss pursuant to this Paragraph 6(b), any payment between Holdings and Public Co. required by such adjustment shall be paid within seven



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         (7) days after the date of filing the consolidated Federal income tax return of the Parent Group (or the relevant combined state or local tax return) for the year in which such loss arises. Excess credits for any Taxable Period shall be carried back and otherwise treated in a manner consistent with the provisions of this Paragraph 6.

                  7. Interest on Unpaid Amounts. In the event that any party fails to pay any amount owed pursuant to this Agreement within ten (10) days after the date when due, interest shall accrue on any unpaid amount at the "designated rate" from the due date until such amounts are fully paid. For purposes of this Agreement, the "designated rate" shall mean ten percent (10%).

                  8.  Indemnification.

                  (a) Parent shall indemnify Public Co. and Operating Co. on an after tax basis (taking into account, when realized, any tax detriment or tax benefit to Public Co. (or any Public Co. Subsidiary) of (x) a payment hereunder or (y) the liability to the Internal Revenue Service or state, local or foreign taxing authority giving rise to such a payment), with respect to and in the amount of:

                  (i) any liability for Federal income tax incurred by Public Co. or any Subsidiary of Public Co. for any Taxable Period with respect to which Public Co. or such Subsidiary is included in a consolidated Federal income tax return filed on behalf of the Parent Group;

                  (ii) any liability for state or local income tax incurred by Public Co. or any Subsidiary of Public Co. with respect to any jurisdiction for any Taxable Period with respect to which Public Co. or any such Subsidiary of Public Co.



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         participates in the filing of a combined return with Parent or any
         Subsidiary of Parent (other than Public Co. or any Subsidiary of Public Co.);

                  (iii) any liability for Federal, state or local income tax incurred by Public Co. or any Subsidiary of Public Co., to the extent attributable to any member of the Parent Group (other than Public Co. or any of its Subsidiaries) and for which Public Co. or such Subsidiary is liable as a result of being included in a consolidated Federal income tax return of the Parent Group or as a result of participating in the filing of a combined state or local income tax return with Parent or any Subsidiary of Parent (other than Public Co. or any of the Subsidiaries of Public Co.);

                  (iv) any liability for Federal, foreign, state or local income imposed on Public Co. or any corporation which is a Subsidiary of Public Co. as of the date hereof with respect to any taxable period or portion thereof ending before January 1, 1992; provided, however, that Parent shall not be obligated to indemnify Public Co. for any such liability if and to the extent that such liability was assumed by Public Co. pursuant to Section 1.02 of the Asset Transfer Agreement; and

                  (v) interest, penalties and additions to tax, and costs and expenses in connection with any liabilities described in Paragraphs 8(a)(i), (ii), (iii) and (iv) above.

Parent shall pay to Public Co. amounts due under Paragraphs 8(a)(i), (ii), (iii) and (iv) and Paragraph 8(a)(v) (to the extent such amounts are related to amounts under Paragraphs 8(a)(i), (ii), (iii) and (iv)) no later than seven (7) days after the date of a Final Determination with respect thereto.



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                  (b) If any adjustment giving rise to a tax liability described in Paragraph 8(a) (iv) hereof as to which Parent has previously provided indemnification results in any tax deduction or tax credit for Federal, state, local or foreign income tax purposes to Public Co. or any of its Subsidiaries for any Taxable Period Public Co. shall pay to Parent an amount equal to the sum of (x) the amount of such credit and
         (y) the amount of such deduction, multiplied by the maximum composite Federal, state, local and foreign income tax rate to which Public Co.
         or the relevant Subsidiary is subject for the year in which or with respect to which such benefit is realized; provided, however, that such composite rate shall be calculated by taking into account only those Federal, state, local or foreign income taxes with respect to which such deduction is allowed. If any adjustment with respect to any member of the Parent Group for any period ending on or before December 31, 1991 results in any increase in tax liability for Federal, state, local or foreign income tax purposes of Public Co. or any of its Subsidiaries for any Taxable Period, Parent shall pay to Public Co. an amount equal to such increase in liability, calculated in the manner set forth above. Payments under this paragraph shall be made upon the later to occur of (x) 120 days after there has been a Final Determination under applicable law of the adjustment giving rise to such payment and (y) 90 days after the filing of the tax return for the year in which such tax deduction or tax credit is utilized or absorbed, or such tax liability is due, as the case may be.

                  9.  Filing of Returns, Payment of Tax.



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                  (a) Appointment of Parent as Agent. Public Co. and each of its
         Subsidiaries hereby appoint Parent as their agent, so long as Public
         Co. or such Subsidiary, as the case may be, is a member of the Parent Group, for the purpose of filing consolidated Federal income tax returns and for making any election or application or taking any action in connection therewith on behalf of Public Co. and such Subsidiary consistent with the terms of this Agreement. Public Co. and each of its Subsidiaries hereby appoint Parent as their agent, so long as Public
         Co. or such Subsidiary, as the case may be, is a member of the Parent Group, for the purpose of filing any combined state or local income tax returns that Parent may elect to file, and for making any election or application or taking any action in connection therewith on behalf of Public Co. and such Subsidiary consistent with the terms of this Agreement. Public Co. and each of its Subsidiaries hereby consent to the filing of such returns, and to the making of such elections and applications. Parent agrees that to the extent the filing of any combined state or local return by Parent or any Subsidiary of Parent with Public Co. or any of its Subsidiaries for any period will reduce the state or local tax liability of Public Co. or any Subsidiary of Public Co., without causing an increase in the state or local tax liability of Parent or any Subsidiary of Parent (other than Public Co. or any Subsidiary of Public Co.) in such period, Parent will file or cause to be filed for such taxable period a combined state or local income tax return with Public Co. and/or its Subsidiaries; provided, however, that such filing is permitted by applicable state or local law. Except as provided in this Paragraph 9, nothing herein shall be construed as requiring Parent or any Subsidiary of Parent to file

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         combined state or local income tax returns on behalf of any members of the Parent Group (or the Public Co. Group) for any taxable period.

                  (b) Cooperation. The Public Co. Group shall cooperate with Parent in the filing, to the extent permitted by law, of a consolidated Federal income tax return and such combined state or local income tax returns for members of the Parent Group or the Public Co. Group as Parent elects to file or cause to be filed, by maintaining such books and records and providing such information as may be necessary or useful in the filing of such returns and executing any documents and taking any actions which Parent may reasonably request in connection therewith. Parent shall provide Public Co., upon request, with copies of any combined or consolidated returns that include any member of the Public Co. Group promptly after such returns are filed. Parent and Public Co. shall provide one another with such information concerning such returns and the application of payments made under this Agreement as Parent or Public Co. may reasonably request of one another.

                  (c) Payment of Tax. For each Taxable Period, Parent shall timely pay or discharge, or cause to be timely paid or discharged, the consolidated Federal income tax liability of the Parent Group for such Taxable Period and the combined state or local income tax liability shown on any combined return that Parent or any Subsidiary of Parent elects or is required to file that includes Public Co. or any Subsidiary of Public Co.

                  10. Resolution of Disputes. Any dispute concerning the calculation or basis of determination of any payment provided for hereunder shall be resolved by the independent certified public accountants for Parent, whose judgement shall be conclusive and binding upon the parties, in the absence or manifest error.

                  11. Adjudications. In any audit, conference, or other proceeding with the Internal Revenue Service or the relevant state or local authorities, or in any judicial proceedings concerning the determination of the Federal income tax liabilities of the Parent Group or Public Co. (or any of the Subsidiaries of Public Co.) or the state or local income tax liability of any combined group including Parent or Public Co. (or any of the Subsidiaries of Public Co.), the parties shall be represented by persons selected by Parent. The settlement and terms of settlement of any issues relating to such proceeding shall be in the sole discretion of Parent, absent manifest error, and Public Co. and each Subsidiary of Public Co. hereby appoints Parent as its agent for the purpose of proposing and concluding any such settlement.

                  12. Binding Effect; Successors and Assigns. This Agreement shall be binding upon Parent, Holdings, Public Co. and each of the Subsidiaries of Public Co. that are signatories hereto and the Subsidiaries of Public Co. that become parties hereto pursuant to Paragraph 20 hereof. This Agreement shall inure to the benefit of, and be binding upon, any successors or assigns of the parties hereto (including, without limitation, any Subsidiary of Public Co. that becomes a party hereto pursuant to Paragraph 20). Parent, Holdings and Public Co. and each other party hereto may assign their right to receive payments under this Agreement but may not assign or delegate their obligations hereunder. Without limitation of the foregoing, Holdings and Public Co. (and their respective successors and assigns) may assign all of their respective rights under and interest in this Agreement pursuant to and as contemplated by the Credit Agreement as collateral security for the obligations of Public Co. and Operating Co. thereunder (and those of any of their successors and assigns) to the Agent and the Lenders (as such terms are defined in the Credit Agreement).

                  13. Interpretation. This Agreement is intended to calculate and allocate certain Federal and state and local income tax liabilities of the members of the Parent Group and the Public Co. Group, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

                  14. Legal and Accounting Fees. Any fees or expenses for legal, accounting or other professional services rendered in connection with (i) the preparation of a consolidated Federal or combined state or local income tax return for the Parent Group or members of the Parent Group (to the extent that such services reasonably pertain to the tax liability of members of the Public Co. Group rather than any other members of the Parent Group) or the Public Co. Group, (ii) the application of the provisions of this Agreement or (iii) the conduct of any audit, conference or proceeding of the Internal Revenue Service or relevant state or local authorities or judicial proceedings relevant to any determination required to be made hereunder shall be allocated between Parent and Public Co. in a manner resulting in Public Co. bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, Public Co. and its Subsidiaries, rather than to or for other members of the Parent Group.

                  15. Effect of the Agreement. This Agreement shall determine the liability of Parent, Holdings and Public Co. to each other as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or of state or local revenue laws, or for financial reporting purposes or for any other purposes.

                  16. Entire Agreement. This Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such subject matter including, without limitation, the Tax Allocation Agreement dated as of June 26, 1990 between MacAndrews & Forbes Holdings, Inc., Revlon Group Incorporated and New Revlon Holdings Inc. and its Subsidiaries. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement. This Agreement, including this provision against oral modification, shall not be modified or terminated except by a writing duly signed by each of the parties hereto (but, in the case of each Subsidiary of Public Co., only for so long as it remains a Subsidiary of Public Co.), and no waiver of any provisions of this Agreement shall be effective unless in writing duly signed by the party sought to be bound.

                  17. Code References. Any references to the Code or Treasury Regulations shall be deemed to refer to the relevant provisions of any successor statute or regulation and shall refer to such provisions as in effect from time to time.

                  18. Notices. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered:

         If to Parent:
         Mafco Holdings, Inc.
         38 East 63rd Street
         New York, New York 10021

         Attention:  Senior Vice President - Law

         If to Holdings:

         Revlon Holdings Inc.
         38 East 63rd Street
         New York, New York 10021

         Attention:  Senior Vice President - Law

         If to Public Co.:

         Revlon, Inc.
         625 Madison Avenue
         New York, New York 10022

         Attention:  Senior Vice President - General Counsel

         If to Operating Co.:

         Revlon Consumer Products Corporation
         625 Madison Avenue
         New York, New York 10022

         Attention:  Senior Vice President - General Counsel

or to such other address as a party shall furnish in writing to the other party. All such notices and communications shall be effective when received.

                  19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  20. New Members. Each of the parties to this Agreement recognizes that from time to time, new Subsidiaries of Public Co. may be added to the Public Co. Group. Each of the parties agree that any new Subsidiary of Public Co. shall, without the express written consent of the other parties, become a party to this Agreement for all purposes of this Agreement with respect to taxable periods ending after such Subsidiary was added to the Public Co. Group. Public Co. shall cause any new Subsidiary to execute and deliver to Holdings, the Agent and the Lenders an instrument evidencing its agreement to become a party to this Agreement.

                  21. Nature of Parent's Obligations. Parent acknowledges and agrees that its obligations under this Agreement shall not be affected by any impossibility, illegality, impracticability, frustration of purpose, force majeure, act of government, bankruptcy or insolvency of Public Co. or any other party to this Agreement, failure or refusal of Public Co. or any other party to this Agreement to perform its obligations hereunder (other than the obligations to make payments hereunder to Parent to the extent that such failure was not caused by the act or omission of Parent), dispute, setoff or counterclaim (other than disputes, setoffs and counterclaims relating to Public Co.'s payment obligations under this Agreement that were not caused by the act or omission of Parent or that arose because Public Co. was prevented from performing its payment obligations by any restrictions on any of its contractual obligations), change in the amount, composition or terms of the assets, liabilities or equity of Public Co. or any other party to this Agreement, or any other defense or right which Parent has or may have that might have the effect of releasing Parent from such obligations (other than performance of such obligations and except as provided above).

                  22. Separate Undertaking. Without limiting the generality of any of the foregoing provisions of this Agreement (but subject to the limitations expressly set forth in Paragraph 21), Parent irrevocably waives, to the full extent permitted by applicable law, and for the benefit of, and as a separate undertaking with, Public Co. and its Subsidiaries and their respective assigns, any defense to the performance of this

Agreement which may be available to Parent (i) as a consequence of this Agreement being rejected or otherwise not assumed by Public Co. or any of is Subsidiaries or any trustee or other similar official for any of them or for any substantial part of their respective properties or (ii) as a consequence of this Agreement being otherwise terminated or modified, in either such clause (i) or clause (ii) in any proceeding seeking to adjudicate Public Co. or any Public Co. Subsidiary a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of Public Co. or any Public Co. Subsidiary or the debts of Public Co. or any Public Co. Subsidiary under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, whether such rejection, nonassumption, termination or modification by reason of this Agreement being held to be an executory contract or by reason of any other circumstance. If this Agreement shall be so rejected or otherwise not assumed, or so terminated or modified, Parent agrees for the benefit of, and as a separate undertaking with, Public Co. and its Subsidiaries and their respective assigns that Parent will be unconditionally liable to pay Public Co. or its Subsidiaries and their respective assigns, as the case may be, an amount equal to each payment that would otherwise be payable by Parent under or in connection with this Agreement if this Agreement were not so rejected or otherwise not assumed or were otherwise not so terminated or modified (taking into account any right of offset or any defenses relating to failures or refusals to perform that Parent is permitted to assert under Paragraph 21), such amount to be payable to such person at its office specified in accordance with the instructions of such person as and when such payment would otherwise be payable hereunder. Notwithstanding the foregoing, Parent does not waive any right against Public Co. or any Public Co. Subsidiary that it may have in any such proceeding.

                  23. Liquidated Damages. If Parent shall at any time and from time to time fail to timely perform or comply with any of its payment obligations contained in this Agreement, then in each such case:

                  (a) it shall be conclusively assumed without necessity of proof that such failure by Parent was the sole and direct cause of damages incurred by the payee of such payment irrespective of any other contributing or intervening cause whatsoever;

                  (b) Parent agrees that it will be unconditionally liable for liquidated damages (for loss of a bargain and not as a penalty) for the amount of such payment not received when so due and payable as well as for all costs and expenses, if any, including reasonable attorney's fees and expenses, incurred in enforcing this Agreement; and

                  (c) Parent further irrevocably waives to the full extent permitted by applicable law any right or defense Parent may have to cause the payee to prove the cause of such damages or to mitigate the same, provided that the party seeking to enforce this Agreement against Parent shall nevertheless be required to prove that Parent failed to timely perform or comply with its obligation to make such payment.

                  24. Third-Party Beneficiaries. The parties hereto hereby acknowledge that the Lenders (as defined in the Credit Agreement) are relying on the provisions hereof in entering into, and agreeing to extend credit to Operating Co., under the Credit

Agreement, and are intended to be third-party beneficiaries of the provisions hereof. The parties hereto further acknowledge and agree that the Agent under the Credit Agreement, on behalf of the Lenders, as third-party beneficiaries hereof, shall have the right and power to enforce the provisions hereof, in the name and on behalf of Public Co. and Operating Co.

                  25. Termination. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. Except as otherwise provided herein, none of the parties hereto shall have any obligations or liabilities under this Agreement with respect to any Taxable Period during which Public Co. is not a member of the Parent Group; provided, however, that the indemnification obligations and liabilities of Parent under Paragraph 8 shall continue and shall not terminate. The obligations and liabilities of the parties arising under this Agreement with respect to any Taxable Period during which Public Co. is a member of the Parent Group and the indemnification obligations and liabilities of Parent arising under Paragraph 8 shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.


MAFCO HOLDINGS INC.
by

s/s BARRY F. SCHWARTZ
-------------------------------------
Name: Barry F. Schwartz
Title: Executive Vice President


REVLON HOLDINGS INC.
by

s/s BARRY F. SCHWARTZ
-------------------------------------
Name: Barry F. Schwartz
Title: Executive Vice President


REVLON, INC.
by

s/s ROBERT K. KRETZMAN
-------------------------------------
Name: Robert K. Kretzman
Title: Senior Vice President


REVLON CONSUMER
PRODUCTS CORPORATION
by

s/s ROBERT K. KRETZMAN
-------------------------------------
Name: Robert K. Kretzman
Title: Senior Vice President

ALMAY, INC.
CARRINGTON PARFUMS LTD.
CHARLES REVSON INC.
CHARLES OF THE RITZ GROUP LTD.
COSMETICS & MORE INC.
NORTH AMERICA REVSALE INC.
PACIFIC FINANCE & DEVELOPMENT CORP.
PPI TWO CORPORATION
PRESTIGE FRAGRANCES, LTD.
REVLON CONSUMER CORP.
REVLON GOVERNMENT SALES, INC.
REVLON INTERNATIONAL CORPORATION
REVLON PRODUCTS CORP.
REVLON REAL ESTATE CORPORATION
RIROS CORPORATION
RIROS GROUP INC.
RIT INC.

For and on behalf of the
above-listed companies:

s/s ROBERT K. KRETZMAN
-------------------------------------
Name:  Robert K. Kretzman
Title: Vice President and Secretary